EXHIBIT 10.1

AMENDMENT NO. 5

TO

CREDIT AGREEMENT PROVIDING FOR A
SENIOR SECURED TERM LOAN
OF $38,500,000

dated August 26, 2014,

CENTRAL GULF LINES, INC.
as Borrower,

AND

The Banks and Financial Institutions listed on Schedule I thereto,

as Lenders,

AND

DVB BANK SE

as Mandated Lead Arranger, Facility Agent and as Security Trustee

AND

INTERNATIONAL SHIPHOLDING CORPORATION,
as Guarantor

Dated as of December 3, 2015

AMENDMENT NO. 5 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 5 TO CREDIT AGREEMENT (this “Amendment”) is dated as of December 3, 2015, by and among (1) CENTRAL GULF LINES, INC., a corporation existing under the laws of the State of Delaware, as borrower (the “Borrower”), (2) INTERNATIONAL SHIPHOLDING CORPORATION, a corporation organized and existing under the laws of the State of Delaware, as guarantor (the “Guarantor”), (3) DVB Bank SE and the other banks and financial institutions listed on Schedule I to the Facility Agreement (as defined below), as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 12 of the Facility Agreement, as defined below, the “Lenders” and each a “Lender”), and (4) DVB BANK SE, (“DVB”), as facility agent (in such capacity including any successor thereto, the “Facility Agent”), as security trustee for the Lenders (in such capacity, the “Security Trustee” and, together with the Facility Agent, the “Agents”), and amends and is supplemental to the Senior Secured Term Loan Credit Agreement dated as of August 26, 2014, by and among Waterman Steamship Corporation, as original borrower (“Waterman Steamship”), the Guarantor, the Lenders and the Agents, as amended by an Amendment No. 1 dated as of October 28, 2014, by and among Waterman Steamship, the Guarantor, the Lenders and the Agents, an Amendment No. 2 dated as of November 24, 2014, by and among Waterman Steamship, the Guarantor, the Lenders and the Agents, an Omnibus Assignment and Assumption Agreement dated as of December 29, 2014, by and among Waterman Steamship, as assignor, LCI Shipholdings, Inc. (“LCI”), as assignee, the Guarantor, the Lenders and the Agents, pursuant to which LCI became the borrower under said Senior Secured Term Loan Credit Agreement, an Amendment No. 3 dated as of March 30, 2015 entered into by and among LCI, the Guarantor, the Lenders and the Agents, an Amendment No. 4 dated as of April 20, 2015 entered into by and among LCI, the Guarantor, the Lenders and the Agents, an Omnibus Assignment and Assumption Agreement dated as of August 4, 2015, by and among LCI, as assignor, the Borrower, as assignee, the Guarantor, the Lenders and the Agents, pursuant to which the Borrower became the borrower under said Senior Secured Term Loan Credit Agreement (the “CGL Assignment”) and a letter agreement dated as of November 4, 2015 (collectively, the “Original Agreement”).

W I T N E S S E T H T H A T:

WHEREAS, the Security Parties and the Creditors have agreed to amend the Original Agreement pursuant to the terms set forth herein (as so amended, the “Facility Agreement”);

NOW, THEREFORE, in consideration of the premises and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, it is hereby agreed as follows:

1. Definitions. Unless otherwise defined herein, words and expressions defined in the Original Agreement have the same meanings when used herein.

2. Representations and Warranties. Each of the Security Parties hereby reaffirms, as of the date hereof, each and every representation and warranty made thereby in the Original Agreement and the Note (updated mutatis mutandis) and that the copies of its resolutions, Certificate of Incorporation and By-laws or similar constituent documents thereof attached to its Officer’s Certificate delivered in connection with, inter alia, its entering into the Original Agreement have not been amended or rescinded and remain in full force and effect as of the date hereof.

3. No Defaults. Each of the Security Parties hereby represents and warrants that as of the date hereof there exists no Event of Default or any condition which has not been disclosed to the Facility Agent in writing that, with the giving of notice or passage of time, or both, would constitute an Event of Default.

4. Performance of Covenants. Each of the Security Parties hereby reaffirms that it has duly performed and observed the covenants and undertakings set forth in the Original Agreement, the Note and the Security Documents on its part to be performed, and covenants and undertakes to continue duly to perform and observe such covenants and undertakings, other than as waived hereby, so long as the Facility Agreement, as may be amended or supplemented from time to time, shall remain in effect.

5. Amendments to the Original Agreement. Subject to the terms and conditions of this Amendment,

(a)Section 1.1 of the Original Agreement is hereby amended by replacing in its entirety the following definition:

“Applicable Rate” shall mean the rate of interest applicable to the Facility per annum, which is equal to:

(A) (i) 450 basis points (the margin), commencing on November 4, 2015 until the conditions set forth in clause (ii) or (iii) below have been satisfied;

(ii) 325 basis points (the margin), commencing on the date on which the Guarantor achieves by delivery of a Compliance Certificate required to be delivered under Section 9.1(d) (x) Liquidity of not less than $20,000,000 and (y) a Consolidated Leverage Ratio of no greater than 4.25:1.00; or

(iii) 250 basis points (the margin), commencing on the date on which the Guarantor achieves by delivery of a Compliance Certificate required to be delivered under Section 9.1(d) (x) Liquidity of not less than $20,000,000, (y) a Consolidated Leverage Ratio of no greater than 4.00:1.00 and (z) positive Consolidated Net Income for three (3) consecutive quarters; and

plus

(B) the rate notified to the Borrower on the Drawdown Date (or such other fixed rate notified to the Borrower by the Facility Agent from time to time to adjust for the changes in the principal amount of the Facility);

plus

(C) Mandatory Costs (if applicable);

(b)Section 5.1 of the Original Agreement is hereby amended and restated in its entirety as follows:

5.1 Repayment. Subject to the provisions of this Section 5 regarding application of prepayments, the Borrower shall repay the principal of the Facility in twenty four (24) consecutive quarterly installments beginning on the Initial Payment Date and ending on the Final Payment Date, each of the twenty four (24) installments being in an amount equal to $740,384.62 (or beginning on the Payment Date falling on November 29, 2015 through and including the Final Payment Date, $962,500.00), accompanied by, in the case of the last such installment, a balloon payment in the amount of $16,288,461.52 or the full amount of the Facility then outstanding and all interest, fees or other moneys payable under any Transaction Document.

(c)	Section 5.4(b) of the Original Agreement is hereby amended and restated in its entirety as follows:

(b) All prepayments of the Facility under Section 5.2 shall be applied in the inverse order of their due dates for payment; provided, that in the case of the prepayments required to be made upon the sale of (i) the vessel GLOVIS COUNTESS and (ii) the Guarantor’s indirect ownership interests in Saltholmen Shipping Ltd. and Brattholmen Shipping Ltd., the proceeds shall be applied across all remaining installments of the Facility pro rata.

(d)	Section 10.4(b)(i) of the Original Agreement is hereby amended and restated in its entirety as follows:

(i) have the face amount of $4,500,000 (such amount as reduced pursuant to the terms of this Agreement, the “Credit Support Amount”) on the Closing Date to be adjusted at the determination of the Facility Agent, taking into consideration (x) the final employment rate agreed between the Borrower and the Initial Charterer for a U.S. flagged vessel and (y) whether or not interest under this Agreement is fixed (and if it is hedged, the achievable fixed rate) and to be reduced quarterly by an amount equal to $190,000, commencing on the first Payment Date after the final face amount is determined by the Facility Agent pursuant to this clause (i) until the face amount becomes $3,000,000; provided, that no later than March 31, 2016, 50% of the Credit Support Amount shall be in the form of cash deposited in the Retention Account (and the remainder to be in the form of a letter of credit) and (ii) no later than June 30, 2016, 100% of the Credit Support Amount shall be in the form of cash deposited in the Retention Account;

(e)	A new Section 9.6 is hereby inserted into the Original Agreement as follows:

9.6 Investment. Section 8.6 of the Regions Credit Agreement (as such document exists as of November 4, 2015) shall apply to each of the Security Parties mutatis mutandis and such Section is hereby incorporated herein by reference; provided, that each of the Security Parties shall not make any new Investment (as defined in the Regions Credit Agreement) after November 4, 2015 of the type described in clauses (b), (c), (e), (g) or (h) of Section 8.6 of the Regions Credit Agreement (as such document exists as of the date hereof), except to the extent of accounts payable by or among the Guarantor and any Subsidiaries in the ordinary course of business.

(f)	A new Section 9.7 is hereby inserted into the Original Agreement as follows: 9.7 Guarantor Restructuring. Each Security Party will ensure that:

(a) GLOVIS COUNTESS. (i) The vessel GLOVIS COUNTESS shall be sold, the respective sale proceeds received, the GLOVISS COUNTESS Credit Facility repaid in full by no later than December 31, 2015 and (ii) the Facility shall be repaid with the partial proceeds of such sale in an amount equal to $912,000;

(b) Milestones. (i) The milestones set forth on Schedule VI (the “ISH Restructuring Milestones”) shall be met by the applicable deadlines set forth therein and (ii) the Facility shall be repaid with the Lenders’ ratable share of the net proceeds of the sale or other disposition of the following assets: (x) the designated assets listed on Schedule VI, (y) the Guarantor’s new headquarters facility located in New Orleans, Louisiana and (z) the stock of, or any assets owned by, N.W. Johnsen & Co, Inc., with such sale proceeds to be allocated to the Lenders on a pro rata basis with the other lenders and lessors to the Guarantor and its Subsidiaries then having indebtedness or repurchase obligations outstanding; and

(ii) Each Security Party represents and warrants that Part III to Schedule VI lists, in the Security Party’s good faith estimate, an approximate amount of the potential prepayment of the Facility upon the sale or other disposition of the indicated assets.

(c) Advisory Mandate. The Facility Agent shall, at its option, be retained by the Guarantor as an advisor who will monitor the progress of the ISH Restructuring Milestones and other restructuring or divestment process conducted by the Guarantor and support the Guarantor in the execution, fine-tuning and optimization of the new business model; provided, that the scope of such advisor’s assignment shall be refined in consultation with the Guarantor at the Facility Agent’s sole option;

(d) Gulf South Shipping Pte. Ltd.

(i) As soon as practicable but no later than 10 Business Days after the repayment and release of mortgages described below, the Guarantor shall cause to be granted (or shall cause LCI to grant) in favor of the Security Trustee a pledge (the “GSS Share Pledge”) of 65% of the equity interests in Gulf South Shipping Pte. Ltd. (“GSS”) to the extent the amounts outstanding under the ING Credit Agreement have been repaid in full and the mortgages granted by GSS to secure such amounts are released by the mortgagee thereto;

(ii) The Guarantor shall seek all necessary consents or waivers under the other credit facilities, which it is party to, to grant the GSS Share Pledge in favor of the Security Trustee; and

(iii) The GSS Share Pledge shall be released by the Security Trustee if the outstanding amount of the Facility (for the avoidance of doubt, without giving effect to the amount available to be drawn under the Debt Service Letter of Credit or the amount of any restricted cash) falls below, and remains at that level for two consecutive quarters, 50% of the Fair Market Value of the Vessel.

(e)Reporting. The Guarantor shall provide:

(i) as promptly as possible but no later than the 20th day of each calendar month, monthly consolidated financial statements (in each instance reporting for the preceding calendar month), including a consolidated balance sheet and the related statements of income, cash flows and retained earnings of the Guarantor. Such financial statements shall be unaudited and shall set forth in comparative form the corresponding figures for the corresponding month in the previous fiscal year, all in reasonable detail and consistent in all material respects with the manner of presentation of previous financial statements delivered to the Lenders;

(ii) as promptly as possible but no later than Wednesday of each week, rolling 12-week cash flows in form and substance satisfactory to the Facility Agent, with narratives of weekly variances;
(iii) notification (by telephone or through e-mail) of all firm offers of sale with regards to any assets and properties of the Guarantor and its Subsidiaries

(f) Other Waivers. The Guarantor will provide copies of any waiver or amendment entered into by the Guarantor or any of its Subsidiaries with any of their lenders, creditors or lessors (such waiver or amendment in each case to be in form and substance satisfactory to the Facility Agent).

(g)	A new Schedule VI is added to the Original Agreement as set forth in Schedule 1 hereto.
(h)	Paragraph 5 of the CGL Assignment is hereby deleted in its entirety.

6. Conditions Precedent to the Effectiveness of this Amendment. The effectiveness of this Amendment shall be expressly subject to the following conditions precedent:

(a)	This Amendment. The Borrower and the Guarantor shall have duly executed and delivered this Amendment to the Facility Agent.
(b)	Interest, Fees and Expenses Paid. The Facility Agent shall have received payment in full of all interest, fees and expenses due under or in connection to the Facility Agreement.

7. Other Documents. By the execution and delivery of this Amendment, the Security Parties and the Lenders hereby consent and agree that all references in the Note and the Transaction Documents to the Original Agreement shall be deemed to refer to the Original Agreement as amended hereby. By the execution and delivery of this Amendment, each of the Security Parties hereby consents and agrees that each of the Note and any other documents that have been executed in connection with the Original Agreement and each of the Security Parties’ obligations under the Original Agreement shall remain in full force and effect notwithstanding the amendments contemplated hereby.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

9. Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original but all such counterparts shall constitute but one and the same agreement.

10. Headings; Amendment. In this Amendment, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Amendment. This Amendment cannot be amended other than by written agreement signed by the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment by its duly authorized representative on the day and year first above written.

CENTRAL GULF LINES, INC.

As Borrower

By: /s/ David B. Drake

Name: David B. Drake

Title: Vice President – Treasurer

INTERNATIONAL SHIPHOLDING CORPORATION

As Guarantor

By: /s/ David B. Drake

Name: David B. Drake

Title: Vice President – Treasurer

DVB BANK SE

As Facility Agent, Security Trustee and Lender

By: /s/ Christina Hagen

Name: Christina Hagen

Title: Vice President

By: /s/ Eik Schuppan

Name: Eik Schuppan

Title: Senior Vice President

Schedule 1

Schedule VI

Part I - Milestones

(A) the arms’-length sale (or sale and leaseback) of the Glovis Countess by East Gulf Shipholding, Inc., a foreign Subsidiary of the Company, to occur no later than December 31, 2015, and with respect to which (i) the net cash proceeds of such sale shall not be less than $14,000,000 and (ii) such proceeds shall be retained by the Company for general working capital purposes and implementation of the Company’s 2015 restructuring plan

(B) the arms’-length sale of the Peggy Palmer and the Naida Ramil, such sales to occur no later than December 22, 2015
(C) the arms’-length sale of all of the equity of or the assets and properties of Frascati Shops, Inc. and Tower, LLC (collectively, “FSI”), such sales to occur no later than December 22, 2015

(D) Waterman Steamship Corporation’s sale, assignment, early termination or other disposition of its bareboat charter agreements with Intermarine (the “Intermarine Contracts”), all phases of such disposition to be completed by no later than December 15, 2015

(E) the arms’-length sale of all of the stock, or assets and properties, of N.W. Johnsen & Co., Inc. (“NWJ”) to be completed no later than June 30, 2016
(F) the arms’-length sale of the other assets and properties identified in Part II below as part of the 2015 restructuring plan, such sales to occur not later than March 31, 2016
(G) the Company’s arms’-length sale or sale and leaseback of the HQ Building, such sale or sale and leaseback to occur not later than March 31, 2016

Part II - Designated Assets

Assets	Description	Comment
Saltholmen Shipping Ltd.	Minority equity interest	Owned by LCI Shipholdings, Inc.
Brattholmen Shipping Ltd.	Minority equity interest	Owned by LCI Shipholdings, Inc.
Oslo Bulk Shipping AS	Minority equity interest	Owned by Bulk Shipholding, Inc.
Oslo Bulk Holding Pte. Ltd.	Minority equity interest	Owned by Bulk Shipholding, Inc.
MPV notes	Freeport Indonesia Contract/Vessels	Owned by International Shipholding Corporation

Part III – Estimated Amounts of Prepayment

Asset	Potential Amount to DVB
Prepayment Fee from Glovis Countess	$ 912,000
Sale of minority equity interests in Saltholmen Shipping Ltd. and Brattholmen Shipping Ltd.	$ 1,060,000
Sale of the MPV notes and N. W. Johnsen & Co.	$ 398,000
Sale of the minority equity interests in Oslo Bulk Shipping AS and Oslo Bulk Holding Pte. Ltd.	$ 1,060,000